                                                                  Exhibit 99.2


                             RETENTION AGREEMENT
                             -------------------

          THIS AGREEMENT (the "Agreement") has been made and entered into as of this 1st day of January, 1994, by and among the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL ("ALPA"), the INTERNATIONAL ASSOCIATION OF MACHINISTS AND AEROSPACE WORKERS ("IAM" and, together with ALPA, the "Unions") and GERALD GREENWALD (the "Consultant").

          WHEREAS, simultaneous with the execution of this Agreement, the Unions have entered into the Agreement and Plan of Recapitalization, dated as of March __, 1994, by and among the Unions and UAL Corporation (the "Corporation") ("Recapitalization Agreement"), which, among other things, requires the Corporation, at the Effective Time (as defined in the Recapitalization Agree-ment), to execute, deliver and perform the Employment Agreement annexed hereto (the "Employment Agreement"); and

          WHEREAS, the Unions desire to employ the Consultant as a consultant and the Consultant desires to be employed by the Unions as a consultant prior to the execution and delivery of the Employment Agreement on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1.   Employment.  The Unions hereby employ the Consultant as a
               ----------
consultant and the Consultant hereby accepts employment by the Unions as a consultant. The Consultant's duties hereunder shall be to assist the Unions in effecting the transactions contemplated by the Recapitalization Agreement (the "Transactions") and the Consultant shall devote as much of his time and attention to the business and affairs of the Unions in connection with the Transactions as are reasonably necessary and appropriate.

          2.   Compensation.  During the term of this Agreement, the Unions
               ------------
shall direct the Corporation to pay Consultant a salary of $80,000 per month, payable in two equal semi-monthly installments on the fifteenth and last day of each such month and pro-rated for any partial month based upon the number of days elapsed. In addition, the Unions shall direct the Corporation to reim-burse the Consultant for all travel, lodging and related expenses reasonably incurred by him in the performance of his duties hereunder. All such directions shall be made by the Unions pursuant to the Corporation's fee letter with the Unions dated December 22, 1993, as amended.

          3.   Additional Compensation.  In addition to the compensation set
               -----------------------
forth in Section 2 hereof, if this Agreement is terminated pursuant to subsection 4(iii) or subsection 4(v) hereof prior to the consummation of the Transactions, upon the consummation of the Transactions, the Unions shall cause the Corporation to pay to the Consultant (or his heirs or legal representatives, as the case may be) the difference, if any, between $1,000,000 and the amount paid to the Consultant pursuant to Section 4(c) of the Employment Agreement.

          4.   Termination.  This Agreement shall terminate upon the first to
               -----------
occur of the following:

               (i)  the mutual agreement of the parties hereto;

               (ii) the execution and delivery of the Employment Agreement by both the Consultant and the Corporations;

               (iii) the death or Disability (as defined in the Employment Agreement) of the Consultant;

               (iv) notice to the Consultant from the Unions that they are terminating this Agreement for Cause (as defined in Section 7(d) of the Employment Agreement);

               (v) notice to the Unions from the Consultant that he is terminating this Agreement for Good Reason (as defined in Section 7(e) of the Employment Agreement); or

               (vi)  the termination of the Recapitalization Agreement.

Except as expressly provided in Section 3 hereof, upon the termination of this Agreement, the parties shall have no further obligations to each other except for the obligation of the Unions to direct the Corporation to pay the Consultant any accrued but unpaid salary pursuant to Section 2 hereof.

          5.   Execution of Employment Agreement.  At the Effective Time, the
               ---------------------------------
Consultant shall execute and deliver to the Corporation the Employment
Agreement.

          6.   Miscellaneous.
               -------------

               A.  Binding Effect; No Assignment.  This Agreement shall be
                   -----------------------------
binding upon and inure to the benefit of the parties hereto. Each of the obligations of the parties hereunder may not be assigned.

               B.  Governing Law.  This Agreement shall be governed by the laws
                   -------------
of the State of New York, without regard to principles of conflict of laws.

               C.  Headings.  The headings of the sections of this Agreement
                   --------
are for convenience of reference only and shall have no force or effect.

               D.  Notices.  Notices provided hereunder shall be deemed
                   -------
provided if provided in accordance with Section 20(b) of the Employment
Agreement.

               E.  Entire Agreement; Modification.  This Agreement represents
                   ------------------------------
the entire agreement between the parties hereto with respect to the subject matter hereof and may not be amended or modified (i) unless by a written agreement executed by the parties hereto and (ii) without the written consent of the Corporation.

                            EMPLOYMENT AGREEMENT
                            --------------------



          THIS AGREEMENT ("Agreement"), made as of the ______ day of ____________, 1994, by and between UAL CORPORATION, a Delaware corporation ("Employer"), and GERALD GREENWALD ("Employee"),

                                WITNESSETH THAT:

          WHEREAS, the Employer, the Air Line Pilots Association, International ("ALPA"), and the International Association of Machinists and Aerospace Workers ("IAM") have entered into an Agreement and Plan of Recapitalization (the "Recapitalization Agreement"), dated as of March 25, 1994, subject to various conditions specified therein, providing for a transaction pursuant to which employee trusts for the benefit of employees represented by ALPA and IAM and salaried/management employees of the Employer would acquire, indirectly, a majority of the equity of the Employer ("Transaction"); and

          WHEREAS, pursuant to the terms of the Recapitalization Agreement, at the Effective Time (as defined in the Recapitalization Agreement), subject to provisions regarding fractional shares, each share of the Employer's common stock, par value $5.00 per share, outstanding immediately prior to the Effective Time ("Old Common Stock"), will be reclassified as, and converted into, [0.5] of a share of the

Employer's common stock, par value $0.01 per share ("New Common Stock") and certain other consideration;

          WHEREAS, the Recapitalization Agreement provides that at the time of the consummation of the Transaction the Employer will execute this Agreement and employ the Employee as the Chairman of the Board of Directors and the Chief Executive Officer of the Employer;

          WHEREAS, the Employer desires to employ the Employee, and the Employee desires to be employed by the Employer, in accordance with the terms and conditions of this Agreement; and
          WHEREAS, all conditions to consummation of the Transaction have been satisfied or waived,

          NOW THEREFORE, in consideration of the mutual covenants set forth herein, the Employer and the Employee hereby agree as follows:

1.   Employment.  The Employer hereby agrees to employ the Employee, and the
     ----------
Employee agrees to serve the Employer, in the capacities described herein during the Period of Employment (as defined in Section 2 of this Agreement), in accordance with the terms and conditions of this Agreement.

2.   Period of Employment.  The term "Period of Employment" shall mean the
     --------------------
period commencing on the date hereof (the "Closing Date") and ending on the fifth anniversary of the Closing Date. In the event that either the Employer or the Employee desire for the Employee to be employed by the Employer beyond the Period of Employment, such party shall, at least six months prior to the expiration of the Period of Employment, notify the other party hereto in writing (as provided in Section 20(b) of this Agreement) of its or his intention to seek to negotiate an extension of this Agreement.

3.   Duties During the Period of Employment.
     --------------------------------------

     (a)  Duties.  During the Period of Employment, the Employee shall be
          ------
     employed as the Chairman of the Board and Chief Executive Officer of the Employer with overall charge and responsibility for the business and affairs of such corporation, and shall perform such duties as the Employee shall reasonably be directed to perform by the Board of Directors of the Employer. If so elected, the Employee shall also serve during all or any part of the Period of Employment as chairman of the board and chief executive officer of any subsidiaries or affiliates of the Employer designated by the Employer, without any compensation therefor other than that specified in this Agree-ment.

     (b)  Scope.  During the Period of Employment, and excluding any periods of
          -----
     vacation and sick leave to which the Employee is entitled, the Employee shall devote substantially all of his business time and attention to the business and affairs of the Employer; provided, however, that
                                           --------  -------
     notwithstanding the foregoing, the Employee may satisfy his existing obligations with Tetra, a heavy truck manufacturing company located in the Czech Republic, consisting principally of the Employee's being located in the Czech Republic for one full calendar week out of every six weeks through March, 1995, as well as certain ancillary activities involving Tetra. It shall not be a violation of this Agreement for the Employee to
     (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities under clauses (i), (ii) and (iii) do not interfere, in any substantive respect, with the Employee's responsibilities hereunder.

4.   Compensation and Other Payments.
     -------------------------------

     (a) Salary.  During the Period of Employment, the Employer shall pay the
         ------
     Employee a base salary of seven hundred twenty-five thousand dollars ($725,000) per annum, payable in equal semi-monthly installments (the "Base Salary").

          The Base Salary shall be reviewed annually as of the end of each calendar year (the "Applicable Year") during the Period of Employment by the Compensation Administration Committee of the Board of Directors of Employer (the "Committee"). Each annual review shall be completed by January 31 of the calendar year following the Applicable Year. In perform-ing such reviews, the Committee (i) shall give due regard to the performance of Employer during the Applicable Year and to salary increases given to other chief executive officers by companies of similar size and complexity including but not limited to other airlines, and (ii) shall not take into consideration any amount payable to the Employee pursuant to
     Section 4(c) hereof. Based upon such reviews, the Committee may increase, but shall not decrease, the Base Salary. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement. Notwithstanding anything contained herein to the contrary, the Base Salary shall be reduced by any mandatory wage cut or wage concession applicable to all management noncontract employees who are participants in the UAL

     Corporation Employee Stock Ownership Plan ("ESOP") established pursuant to the Recapitalization Agreement, which wage cut is set at 8.25%. In consideration for such mandatory wage cut or wage concession, the Employer shall ensure that Employee shall participate in the ESOP to the maximum extent permitted by law and if a contribution or allocation is otherwise limited as a result of limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), to the UAL Corporation Supplemental ESOP or such other vehicle as may be created in order for Employee to receive stock.

     (b)  Annual Bonus.  The Committee shall at least annually review the
          ------------
     Employee's performance under this Agreement. The Employee shall be eligible to receive a target annual bonus of seven hundred and twenty five thousand dollars ($725,000) (the "Target Amount") provided that the Committee determines that (i) the Employee's performance during the year in question has been consistent with the Committee's objectives and directions and (ii) the Employer's performance during such year does not compel a lesser bonus. The Committee shall also take into account airline industry trends and the Employer's financial performance (including cumulative profitability from the Closing Date). If the Committee does not approve a bonus equal to the Target Amount because it is unable to make such determinations, then the Committee shall cause Employee to receive a bonus, if any, that is appropriate in light of the Employee's and Employer's performance during such year. Nothing contained herein shall prevent the Committee from paying a bonus in excess of the Target Amount. The bonus shall be paid promptly after the Committee makes its determination.

     (c)  Success Fee.  On the Closing Date, the Employer shall pay the Employee
          -----------
          in cash a fee of $1,000,000, less any fee actually paid to and received by Employee pursuant to Section 3 of the Retention Agreement made as of January 1, 1994 by and among ALPA, IAM and the Employee.

     (d)  Awards of Stock.  The Employee is hereby granted 50,000 shares of New
          ---------------
     Common Stock on the Closing Date./*/  The Employer and Employee

- --------------
/*/ It is expressly understood and agreed that the number of shares granted herein shall be issued to the Employee based upon an exchange ratio pursuant to the Recapitalization Agreement of one (1) share of New Common Stock for two (2) shares of Old Common Stock. In the event that the ratio changes (1) so that fewer shares of Old Common Stock shall be required to be exchanged for one (1) share of New Common Stock, the number of shares of New Common Stock granted to the Employee hereunder shall be increased to the number of shares calculated by multiplying 50,000 shares by a fraction, the numerator of which will be the actual exchange ratio used on the Closing Date and expressed as a decimal calculated by dividing the number of shares of New Common Stock (or
                                    (continued...)

     shall contemporaneously with the execution of this Agreement execute the Restricted Stock Agreement, substantially in the form of the agreement annexed hereto as Appendix 1/**/, which Restricted Stock Agreement shall govern the terms of such shares. Pursuant to the terms of such Restricted Stock Agreement, fifty percent (50%) of such shares shall be nonforfeitable and freely transferable immediately upon the Closing Date and an additional ten percent (10%) shall, subject to Section 8, become nonforfeitable and freely transferable on the first, second, third, fourth and fifth anniversaries of the Closing Date. Pursuant to the terms of such Restricted Stock Agreement all certificates representing all unvested shares delivered to the Employee shall be appropriately legended. Such shares (i) shall be registered in accordance with the Securities Act of 1933, as amended (the "Act"), and (ii) shall not be "restricted securities" within the meaning of Rule 144 under

- --------------
/*/(...continued)
     any fraction thereof) received for each share of Old Common Stock and the denominator of which shall be 0.5, or (ii) so that a greater number of shares of Old Common Stock shall be required to be exchanged for one (1) share of New Common Stock, the number of shares of New Common Stock granted to the Employee hereunder shall be decreased to the number of shares calculated by multiplying 50,000 shares by a fraction, the numerator of which will be the actual exchange ratio used on the Closing Date and expressed as a decimal calculated by dividing the number of shares of New Common Stock (or any fraction thereof) received for each share of Old Common Stock and the denominator of which shall be 0.5.


/**/ The Restricted Stock Agreement shall be in form and substance reasonably satisfactory to the ALPA, the IAM the Employer, and the Employee.

     the Act. The Employer shall take all steps necessary to satisfy the condition for public filing of information by the Employer set forth in Rule 144(c) under the Act.

          If subsequent to the recapitalization of the Employer described in the Recapitalization Agreement, (i) the outstanding shares of New Common Stock, as a whole, are increased, decreased, changed into or exchanged for a different number of shares or securities through merger, consolidation, combination, exchange of shares, reorganization, recapitalization, reclassification, stock dividend or revise stock split, an appropriate adjustment shall be made in the number of shares of New Common Stock awarded and/or held by the Employee under this Agreement.

          Employee shall be entitled to participate in a tax withholding program substantially similar to that maintained by Employer for the benefit of its senior executive officers.

          (e)  Stock Options.  Employer and Employee shall contemporaneously
               -------------
     with the execution of this Agreement execute the Stock Option Agreement annexed hereto as Appendix 2/***/ pursuant to which Agreement, the Employer shall grant to the Employee, options to purchase 200,000

- ---------------
/***/ The Stock Option Agreement shall be in a form reasonably satisfactory to the ALPA, the IAM, the Employer and the Employee.

     shares/****/ of the New Common Stock. The New Common Stock to be acquired upon exercise of such options (i) shall be registered in accordance with the Act and (ii) shall not be "restricted securities" within the meaning of Rule 144 under the Act. The Employer shall take all steps necessary to satisfy the condition for public filing of information by the Employer set forth in Rule 144(c) under the Act. Pursuant to such Stock Option Agreement, such options shall, subject to Section 8 vest and be immediately exercisable in accordance with to the following schedule:

- -----------------
/****/ It is expressly understood and agreed that the option to acquire 200,000 shares of common stock granted herein shall be issued to the Employee based upon an exchange ratio pursuant to the Recapitalization Agreement of one
     (1) share of New Common Stock for two (2) shares of Old Common Stock. In the event that the ratio changes (1) so that fewer shares of Old Common Stock shall be required to be exchanged for one (1) share of New Common Stock, the number of shares of New Common Stock subject to options granted to the Employee hereunder shall be increased to the number of shares calculated by multiplying 200,000 shares by a fraction, the numerator of which will be the actual exchange ratio used on the Closing Date and expressed as a decimal calculated by dividing the number of shares of New Common Stock (or any fraction thereof) received for each share of Old Common Stock and the denominator of which shall be 0.5, or (ii) so that a greater number of shares of Old Common Stock shall be required to be exchanged for one (1) share of New Common Stock, the number of shares of New Common Stock subject to options granted to the Employee hereunder shall be decreased to the number of shares calculated by multiplying 200,000 shares by a fraction, the numerator of which will be the actual exchange ratio used on the Closing Date and expressed as a decimal calculated by dividing the number of shares of New Common Stock (or any fraction thereof) received for each share of Old Common Stock and the denominator of which shall be 0.5.

          . on the Closing Date, options to acquire 100,000 shares of New Common Stock shall, subject to Section 8 vest and be immediately exercisable;

          . on the first anniversary of the Closing Date, options to acquire an additional 20,000 shares of New Common Stock shall, subject to
               Section 8 vest and be immediately exercisable;

          . on the second anniversary of the Closing Date, options to acquire an additional 20,000 shares of New Common Stock shall, subject to
               Section 8 vest and be immediately exercisable;

          . on the third anniversary of the Closing Date, options to acquire an additional 20,000 shares of New Common Stock shall, subject to
               Section 8 vest and be immediately exercisable;

          . on the fourth anniversary of the Closing Date, options to acquire an additional 20,000 shares of New Common Stock shall, subject to Section 8 vest and be immediately exercis-able; and

          . on the fifth anniversary of the Closing Date, options to acquire an additional 20,000 shares of New Common Stock shall, subject to
               Section 8 vest and be immediately exercisable.

          The exercise price of the options shall be the average of the high and low sale price of the New Common Stock on the first day that the New Common Stock is traded on the New York Stock Exchange immediately after the Closing Date (the "Exercise Price").

          The Employer may, in its discretion, grant to the Employee options to purchase additional shares of New Common Stock subject to such terms and conditions, including, without limitation, exercise price and vesting schedule, as it may determine.

          In lieu of exercising any of the options, to the extent that the Employer has in place a plan or program pursuant to which employees of the Employer may effect cashless exercises of stock options, the Employee shall be able to avail himself of a cashless exercise plan or program.

          In the event (i) the outstanding shares of New Common Stock, as a whole, are increased, decreased changed into or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate adjustment will be made in the number of shares of stock with respect to which options have been granted, as well as the exercise price thereof.

     (f)  Reimbursement of Professional Fees.  The Employer shall pay on the
          ----------------------------------
     Employee's behalf all bills rendered to the Employee by the Employee's attorneys, accountants and other advisors in connection with the negotiation and execution of this Agreement and in connection with the provision of advice regarding this Agreement after its execution; provided,
                                                                       --------
     however, that the amount of professional fees payable hereunder shall not
     -------
     exceed $130,000.

     (g)  Increase in Restricted Shares and Stock Options
          -----------------------------------------------
          (i) For purposes of this Section 4(g), the following terms shall have the following meanings:

               (A) "Adjusted Percentage", "Average Closing Price" and "Measurement Date" shall have the meanings set forth in Article FOURTH, Part II of the Employer's Restated Certificate of Incorporation.

               (B) "Percentage Differential" shall mean the Adjusted Percentage minus 53%.

               (C) "Percentage Increase" shall mean the Percentage Differential as a percentage of 53%; provided, however, that the Percentage Increase shall not exceed 18.87%.

          (ii) In the event that the Average Closing Price is greater than [$170] then promptly after the Measurement Date, the Employer shall:

               (A) grant to Employee an additional number of shares of New Common Stock pursuant to the Restricted Stock Agreement, such number to equal 25,000 multiplied by the Percentage Increase (the "New Share Number");

               (B) together with the Employee, amend the Restricted Stock Agreement, such that of the New Share Number of shares granted pursuant to Section 4(g)(ii)(A), 60% of such shares shall be nonforfeitable and freely transferable as of the date of such grant and 10% of such shares shall become nonforfeitable and freely transferable as of the second, third, fourth and fifth anniversaries of the Closing Date;

               (C) grant to Employee options to purchase an additional number of shares of New Common Stock pursuant to the Stock Option Agreement, such number to equal 100,000 multiplied by the Percentage increase (the "New Option Number");

               (D) together with the Employee, amend the Stock Option Agreement, such that of the New Option Number of shares covered by options granted pursuant to Section 4(g)(ii)(C), (i) options covering 60% of such shares shall vest and be exercisable for a period of nine years from the date of grant, (ii) options covering 10% of such shares shall vest one year after the date of grant and shall be exercisable for a period of eight years from such vesting date, (iii) options covering 10% of such shares shall vest two years after the date of grant and shall be exercisable for a period of seven years from such vesting date,
               (iv) options covering 10% of such shares shall vest three years after the date of grant and shall be exercisable for a period of six years from such vesting date and (v) options covering 10% of such shares shall vest four years after the date of grant and shall be exercisable for a period of five years from such vesting date; and

               (E) together with the Employee, amend the Stock Option Agreement to provide that the exercise price of the options granted pursuant to Section 4(g)(ii)(C) shall equal the Exercise Price.

          (iii) If, during the period from the day after the Closing Date through the Measurement Date, the shares of New Common Stock as a whole are increased, decreased, changed into or exchanged for a different number of shares or securities through merger, consolida-tion, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate adjustment mutually acceptable to Employer and Employee shall be made with respect to the provisions of this Section 4(g).

5.   Other Employee Benefits.
     -----------------------

     (a)  Supplemental Pension Benefit.  Upon his retirement or termination of
          ----------------------------
     employment under this Agreement ("Retirement"), the Employee shall, upon written notice to the Employer specifying the date of commencement of benefits, be entitled to a supplemental retirement benefit in addition to any benefit payable under the terms of the United Air Lines, Inc. Management and Salaried Employees' Retirement Plan ("Retirement Plan"). The Retirement Plan, as in effect on March 1, 1994 and without giving effect to any later amendment thereto, even if such amendment is retroactively effective to a date preceding the date hereof, shall be referred to herein as the "Current Retirement Plan".

          Such supplemental retirement benefit shall be payable in the form of a single life annuity if the Employee is not married or is married but legally separated upon the commencement of benefits, and in the form of a joint and 66 2/3 percent survivor annuity if the Employee is married (and not legally separated) upon the commencement of benefits, and shall be equal to (i) the greater of (X) $500,000 per year (expressed as a single life annuity), and
     (Y) the benefit described in paragraph (A) below, multiplied by Adjustment Factor B described in paragraph (B) below, (ii) adjusted, if the form of payment is a joint and 66 2/3% survivor annuity, from a single life annuity using the Adjustment Factors contained in Section 16 of the Current Retirement Plan, and (iii) reducing the result of (ii) by the amount of any vested accrued benefit then payable under the Retirement Plan, referring to the Adjustment Factors described in Section 16 of the Current Retirement Plan if necessary to convert the form of Retirement Plan benefit to the form of supplemental benefit, where:

          (A) the benefit described in this paragraph (A) shall be equal to the benefit to which the Employee would have been entitled upon Retirement under the Current Retirement Plan in the form of an annuity without regard to any limitation on benefits or compensation imposed by the Code and taking into account his Years of Participation (in determining a Year of Participation, the term of the Employ-
          ee's employment under this Agreement from and after the Closing Date shall be considered, counting each calendar month in which the Employee is employed hereunder as one-twelfth of a Year of Participation) and Earnings (which shall be equal to the Base Salary paid pursuant to Section 4(a) hereof plus Bonuses paid pursuant to
          Section 4(b) hereof, without including any other compensation or fee payable in accordance with this Agreement); provided, however, that
                                                      --------  -------
          for purposes of this paragraph (A), the Employee shall be credited as of the Closing Date with thirty Years of Participation with Earnings of $725,000 in each such year.

          (B)  Adjustment Factor.  Adjustment Factor B shall be as follows:  if
               -----------------
               the Employee's employment has been terminated by the Employer without Cause, or by the Employee with Good Reason, or upon the expiration of this Agreement, or upon Disability, Adjustment Factor B shall be equal to 1.0; if the Employee's employment has been terminated by the Employer for Cause, or by the Employee without Good Reason, Adjustment Factor B shall be equal to the applicable factor set forth at page 16-14 of the Current Retirement Plan unless the

               Employee has attained age sixty when benefits commence, in which event Adjustment Factor C shall be equal to 1.0.

               If the Employee dies after the Closing Date but before Retirement, the Employer shall, in lieu of any benefit payable under the preceding provisions of this Section 5(a), pay his surviving spouse (as described in the Current Retirement Plan) a survivor annuity for her life equal to the amount which would have been payable to the Employee under the preceding provisions of this Section 5(a) had he terminated employment for Good Reason on the date immediately before his death, reduced by any Pre-Retirement Survivor Benefit payable under the Retirement Plan.

     (b)  Regular Reimbursed Business Expenses.  The Employer shall promptly
          ------------------------------------
     reimburse the Employee for all expenses and disbursements reasonably incurred by the Employee in the performance of his duties hereunder during the Period of Employment.

     (c) Welfare Benefit Plans.  The Employee shall be entitled to immediately
         ---------------------
     participate in all health benefits, insurance programs (other than life insurance programs), pension and retirement plans and other employee benefit and compensation arrangements generally available to key executive officers of the Employer (each, a "General Benefit"), except that to the extent that any of the health benefits, insurance programs, pension and retire-ment plans and other employee benefit and compensation arrangements presently provided by the Employer (other than benefits and bonuses provided by the Employer solely in connection with the initial sign-up of employment arrangements) to its chief executive officer (each, a "CEO Benefit") are more advantageous than the General Benefit, the Employee shall be entitled to such CEO Benefit rather than such General Benefit. In the event that the health insurance policies applicable to the health benefits furnished hereunder contain a preexisting conditions clause, the Employer shall either obtain a waiver from such clause with respect to the Employee or self-insure the Employee with respect to such conditions. Anything contained herein to the contrary notwithstanding, the benefits described herein shall not duplicate benefits made available to the Employee pursuant to any other provision of this Agreement.

     (d) Perquisites.  The Employer shall provide the Employee such perquisites
         -----------
     as are in accordance with whichever is more advantageous to the Employee under (i) the Employer's present policies for providing such benefits to the chief executive officer of the Employer, or (ii) the perquisites generally available to senior executive officers of the Employer; provided,
                                                                       --------
     however, that in all instances the Employer shall furnish the Employee with
     -------
     at least two suitable automobiles.

     (e)  Life Insurance.  The Employer shall provide life insurance benefits to
          --------------
     the Employee on the same terms as life insurance benefits are provided by the Employer to its chief executive officer immediately prior to the Closing Date and in an amount equal to the sum of the life insurance currently provided to the Employer's aforementioned chief executive officer plus the Base Salary in effect from time to time, subject to customary commercial requirements applicable to the issuance of such insurance.

     (f)  Retirement.  In the event that the Employee remains employed by the
          ----------
     Employer until the earliest age at which he is entitled to retire under the Employer's Current Retirement Plan, the Employer shall, upon the Employee's retirement, provide to the Employee life and medical insurance coverage during retirement on the same terms that the Employer has agreed (as of the date hereof) to provide such coverage to its current chief executive officer, subject to customary commercial requirements applicable to the issuance of such insurance.

     (g)  Other Plans.  The Employee shall be entitled to participate in any
          -----------
     other stock incentive or benefit plan made available to the senior executive officers of the Employer; provided that such plans do not duplicate benefits made available to the Employee pursuant to any other provision of this Agreement.

     6.   Non-Competition.  Without the consent in writing of the Board of
          ---------------
Directors of the Employer, upon termination of the Employee's employment hereunder (unless (i) the Employee's employment is terminated by the Employer without Cause or by the Employee for Good Reason, (ii) the Employer is in material breach of its obligations hereunder), the Employee will not, the greater of (i) a period of two years thereafter, or (ii) the balance of the Period of Employment, become an officer, employee, agent, partner, director or substantial stockholder any air carrier or holding company thereof operating in the United States.

     7.   Termination.
          ------------

          (a)  Mutual Agreement.  During the Period of Employment, the
               ----------------
          Employee's employment hereunder may be terminated at any time by mutual agreement on terms to be negotiated at the time of such termination.

          (b)  Expiration.  This Agreement shall terminate upon expiration of
               ----------
          the Period of Employment. Except as otherwise contemplated by Sections 5, 6, 8, 10, 11, 12, 13, 14, 15, 16, 17, and 20 hereof, the parties' only obliga-tions in such event shall be to perform all Accrued Obligations (as defined herein) through the expiration of the Period of Employment.

          (c)  Death or Disability.  This Agreement shall terminate
               -------------------
          automatically upon the Employee's death. If the Employer determines in good faith that the Disability of the Employee has occurred (pursuant to the definition of "Disability" set forth below), it may give to the Employee written notice of its intention to terminate the Employee's employment. In such event, the Employee's employment with the Employer shall terminate effective on the thirtieth day after receipt by the Employee of such notice given at any time after a period of one hundred twenty consecutive days of Disability or a period of one hundred eighty days of Disability within any twelve consecu-tive months, and, in either case, while such Disability is continuing ("Disability Effective Date"); provided that, within the thirty days after such receipt, the Employee shall not have returned to full-time performance of the Employee's duties. For purposes of this Agreement, "Disability" means the Employee's inability to substantially perform his duties hereunder, as evidenced by a certificate signed either by a physician mutually acceptable to the Employer and the Employee or if the Employer and the Employee cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Employer and a physician designated by the Employee. Until the Disability Effective Date, the Employee shall be entitled to all compensation provided for under Section 4 hereof. It is understood that nothing in this Section 7(c) shall serve to limit the Employer's obligations under Section 8(b) hereof.

          (d) Cause. During the Period of Employment after the Closing Date,
              -----
          the Employer may terminate the Employee's employment for "Cause". For purposes of this Agreement, "Cause" shall mean that the Employee has (i) committed a significant act of dishonesty or deceit in the performance of his duties hereunder, (ii) willfully failed in any way to substantially perform his duties hereunder (unless such failure is curable and is cured within thirty days after the Employee receives written notice of such failure), or (iii) been convicted of a felony, other than a felony predicated upon the Employee's vicarious liability. Notwithstanding the foregoing, the Employer may not terminate the Employee's employment for Cause unless (i) a determination that Cause exists is made and approved by a majority of the Employer's Board of Directors, (ii) the Employee is given at least thirty days written notice of the Board meeting called to make such determination, and
          (iii) the Employee is given the opportunity to address such meeting.

          (e) Good Reason. During the Period of Employment, the Employee's
              -----------

          employment hereunder may be terminated by the Employee for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

               (i) the assignment of the Employee of any duties inconsistent in any respect with the Employee's position, including status, offices, titles and reporting relationships, authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by the Employer which results in a significant diminution in such position, authority, duties or responsibilities, excluding for this

               Section 7(e) any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied by the Employer within thirty days after receipt of a notice thereof given by the Employee but including (but not by way of limitation of the foregoing) the relocation of the Employer's principal office or the office of the current chairman and chief executive officer of the Employer to a location more than 50 miles from the current location of such office;

               (ii) any failure by the Employer to comply with any of the provi-sions of Section 4 or 5 of this Agreement other than an isolated, immaterial and inadvertent failure not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Employee;

               (iii) any purported termination by the Employer of the Employee's employment otherwise than as expressly permitted by this Agreement;

               (iv) any failure by the Employer's Board of Directors to name the Employee as the Employer's Chairman of the Board of Directors and Chief Executive Officer or any removal of the Employee from his position as the Employer's Chief Executive Officer, unless in any such instance the Employer shall have Cause to terminate the Employee's employment hereunder; and

               (v) any amendment to the provisions of the Employer's Restated Certificate of Incorporation (other than amendments resulting from the occurrence of the Termination Date (as defined in the Employer's Restated Certificate of Incorporation)) which materially changes the manner in which the Employer's Independent Directors and Outside Public Directors (as such terms are defined in the Employer's Restated Certificate of Incorporation) are nominated and elected, except that Good Reason shall not result from any such failure if such failure relates to a good faith dispute with respect to the amount of any bonus to be paid to Employee pursuant to Section 4(b).

          (f) Notice of Termination. Any termination by the Employer for Cause
              ---------------------
          or by the Employee for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with
          Section 20(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relief upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be less than thirty days after the giving of such notice). The failure by the Employee or Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the basis for termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his or its rights hereunder.

     (g)  Date of Termination.  "Date of Termination" means the date specified
          -------------------
     in the Notice of Termination; provided, however, that if the Employee's
                                   --------  -------
     employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be.

8.   Obligations of the Company Upon Termination.
     -------------------------------------------

     (a)  Death.  If the Employee's employment is terminated by reason of the
          -----
     Employee's death, this Agreement shall terminate without further obligations to the Employee's legal representatives under this Agreement, other than those obligations accrued or earned and vested (if applicable) by the Employee as of the Date of Termination, including, but not necessarily limited to, (i) the Employee's full Base Salary through the Date of Termination at the rate in effect on the Date of Termination, disregarding any reduction in Base Salary in violation of this Agreement ("Highest Base Salary"), (ii) the target bonus described in Section 4(b) (i.e., $725,000) prorated to the Date of Termination, if the termination date occurs on or before the first anniversary of the Closing Date, (iii) the average bonus received by or accrued for Employee for each of the twelve month periods prior to the twelve month period in which the termination occurs, pro-rated to the Date of Termination, if the termination date occurs after the first anniversary of the Closing Date (provided that for purposes of this calculation, Employee's bonus for each such prior twelve month period shall be deemed to be the greater of $362,500 and the actual bonus paid or accrued for such period); (iv) all of the options (which shall become vested and immediately exercisable) and stock awards (for which the restrictions, including vesting restrictions, if any, shall terminate) which the Employee was granted under Sections 4(d) and 4(e), and (v) any other rights and benefits (including, without limitation, payments due pursuant to Section 5(a) of this Agreement) available to the Employee under employee compensation and benefit arrangements of the Employer (without duplication) in which the Employee was a participant on the Date of Termination, determined in accordance with the applicable terms and provisions of such arrangements (such amounts specified in clauses (i) through (v) are hereinafter referred to as "Accrued Obligations").

     (b)  Disability.  If the Employee's employment is terminated by reason of
          ----------
     the Employee's Disability, this Agreement shall terminate without further obligations to the Employee, other than those obligations accrued or earned and vested (if applicable) by the Employee as of the Date of Termination, including, but not necessarily limited to, Accrued Obligations.

     (c)  Cause:  Other than for Good Reason.  If the Employee's employment
          ----------------------------------
     shall be terminated by the Employer for Cause or by the Employee other than for Good Reason, this Agreement shall terminate without further obligations to the Employee, other than those obligations accrued or earned and vested (if applicable) by the Employee through the Date of Termination, including, but not necessarily limited to, all Accrued Obligations (except for any target bonus that is not payable and/or any award of stock that has not vested and/or any options that have not vested).

     (d)  Good Reason;  Other than for Cause, Death or Disability.  If the
          -------------------------------------------------------
     Employer shall terminate the Employee's employment (other than for Cause or Disability and except if the Employee's employment is terminated as a result of his death) or if, during the Period of Employment, the Employee shall terminate his employment for Good Reason:

          (i) the Employer shall pay to the Employee (with respect to item "A" below, in a lump sum in cash within thirty days after the Date of Termination) or, with respect to item "E" below, cause the Employee to receive, the aggregate of the following amounts:

               (A) to the extent not theretofore paid, the Employee's Highest Base Salary and target bonuses previously awarded and not paid through the Date of Termination;

               (B) each of the remaining Base Salary payments and target bonuses which would have been payable if the Em-ployee remained employed hereunder (and each of the target bonuses shall be considered a minimum bonus and shall have been considered to be paid) for the period from the Date of Termination until the later of (i) the last day of the Period of Employment, or (ii) three years from the Date of Termination, such amounts to be payable on such dates as would have been payment dates if the Employee had remained so employed;

               (C) those other obligations accrued or earned and vested (if applicable) by the Employee as of the Date of Termination, including, but not necessarily limited to, all other Accrued Obligations;

               (D)  any additional amount which would be payable pursuant to
                    Section 5(a) of this Agreement if the Employee's employment did not expire until the expiration of the Period of Employment;

               (E) any options or stock awards (if any) granted pursuant to this Agreement and not yet vested as of the Date of Termination shall be fully vested; and

          (ii) for the remainder of the Period of Employment, or such longer period as any plan, program, practice or policy may provide, the Employer shall continue benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them in accordance with Section 5(d) of this Agreement if the Employee's employment had not been terminated, including health insurance and life insurance.

     It is understood that the Employee's rights under this Section 8 are in lieu of all other rights which the Employee may otherwise have had upon termination of this Agreement; provided, however, that no provision of this
                               --------  -------
Agreement is intended to adversely affect the Employee's rights under the Consolidated Omnibus Budget Reconciliation Act of 1985.

9.   Trust Arrangement.  Upon the Closing Date, the Employer shall deposit (or
     -----------------
cause to be deposited) in a trust (the "Trust") such amounts as are reasonably esti-mated to be necessary to cover the payments to be made after the Closing Date pursuant to Section 5(a). The Trust shall be governed by a trust agreement substantially in the form of Appendix 3 attached to this Agreement./*/ Such Trust Agreement shall be revocable, but shall become irrevocable upon the occurrence of the event described in Section 7(e)(iv) hereof. In the event of any dispute with respect to the amounts to be deposited in the Trust to cover the amount payable pursuant to Section 5(a) of this Agreement, such dispute shall be resolved by an actuary mutually acceptable to the Employer and the Employee. Anything contained herein to the contrary notwithstanding the deposit by the Employer of any amounts to the Trust shall in no way relieve the Employer from any payments due under this Agreement. The trustee of the Trust, and the investment manager to be retained on behalf of such trustee, shall be mutually acceptable to the Employer and the Employee.

10.  Mitigation.  In no event shall the Employee be obligated to seek other
     ----------
employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement; provided,
                                                               --------
however, that in the event that the Employee's employment hereunder is
- -------
terminated by the Employer for Cause or by the Employee without Good Reason, the Employer shall

/*/ [Appendix 3 shall be in a form reasonably satisfactory to the ALPA, the IAM, Employer and Employee.]

be entitled to reduce the benefits otherwise required to be provided to the Employee, if any, from the Date of Termination to the date that the Period of Employment would have expired, to the extent such benefits are actually provided to the Employee by subsequent employers.

11.  Indemnification.  The Employer shall maintain, for the benefit of the
     ---------------
Employee, directors and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Employer on March 1, 1994. In addition, the Employee shall be indemnified by the Employer against liability as an officer and director of the Employer and any subsidiary or affiliate of the Employer to the maximum extent permitted by applicable law. The Employee's rights under this Section 11 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

12.  Confidential Information.  The Employee shall hold in a fiduciary capacity
     ------------------------
for the benefit of the Employer all secret or confidential information, knowledge or data relating to the Employer, or any of its subsidiaries, affiliates and businesses, which shall have been obtained by the Employee pursuant to his employment by the Employer or any of its subsidiaries and affiliates and which shall not have become public knowledge (other than by acts by the Employee or his representatives in violation of this Agreement). After termination of the Employee's employment with the Employer, the Employee shall not, without the prior written consent of the Employer, communicate or divulge any such information, knowledge or data to anyone other than the Employer and those designated by it. In no event shall an asserted violation of the provisions of this Section 12 constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under this Agreement.

13.  Remedy for Violation of Section 6 or 12.  The Employee acknowledges that
     ---------------------------------------
the Employer has no adequate remedy at law and will be irreparably harmed if the Employee breaches or threatens to breach the provisions of Sections 6 or 12 of this Agreement, and, therefore, agrees that the Employment shall be entitled to injunctive relief to prevent any breach or threatened breach of either such Section and that the Employer shall be entitled to specific performance of the terms of each of such Sections in addition to any other legal or equitable remedy it may have. Nothing in this Agreement shall be construed as prohibiting the Employer from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

14.  Withholding.  Anything in this Agreement to the contrary notwithstanding,
     -----------
all payments required to be made by the Employer hereunder to the Employee shall be subject to withholding of such amounts, at the time payments are actually made to the Employee and received by him, relating to taxes as the Employer may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Employer may, in its sole discretion, accept other provisions for payment of taxes as required by law, provided that it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

15.  Enforcement.  If either party is required to seek enforcement of this
     -----------
Agreement, then in addition to all other amounts, the prevailing party shall be entitled to all costs of enforcement, including reasonably attorneys' fees in an amount not to exceed the lesser of the attorneys' fees incurred by the prevailing party and the attorneys' fees incurred by the party that does not prevail.

16.  Taxes.  In the event that any payments hereunder constitute excess
     -----
parachute payments within the meaning of Section 280G of the Code, the Employer shall indemnify the Employee for any excise taxes imposed upon Employee under
Section 4999 of the Code, or corresponding provision of any successor revenue law. Such payment shall be in addition to any other amounts payable herewith by the Employer, and shall be paid to the Employee as soon as may be practicable after a final determination is made by the Internal Revenue Service or any court of appropriate jurisdiction. Employer and Employee shall mutually and reasonably determine whether or not such determination has occurred and whether any appeal to such determination should be made.

17.  Successors.
     ----------

     (a) This Agreement is personal to the Employee and without the prior written consent of the Employer shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's heirs and legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns.

     (c) As used in this Agreement, the term "Employer" shall include any successor to the Employer's business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

18.  Representations by the Employee.  The Employee hereby represents and
     -------------------------------
warrants to the Employer that:

     (a) To the best of his knowledge, the Employee is in good health and is not aware of any medical condition that would preclude him from performing this Agreement throughout the Period of Employment; and

     (b) The Employee is not a party to any agreement which will be breached by virtue of his executing or performing this Agreement or which will limit in any respect the Employee's ability to execute or perform this Agreement.

19.  Representations by the Employer.  The Employer hereby represents and
     -------------------------------
     warrants to the Employee that the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions con-templated hereby are within its corporate powers and have been duly authorized by all necessary corporate action.

20.  Miscellaneous.
     -------------

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or the respective successors and legal representatives.

     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Employee:

               Mr. Gerald Greenwald
               021 Northway
               Aspen, Colorado 81611

               with a copy to:

               Norman Newman, Esq.
               Winston & Strawn
               175 Water Street
               10th Floor
               New York, New York  10038

               If to the Employer:

               UAL Corporation
               1200 East Algonquin Road
               Elk Grove Township, Illinois
               Attn: General Counsel

or to such other address as any of the parties shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (c) None of the provisions of this Agreement shall be deemed to be a penalty.

     (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     (e) Either party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

     (f) This Agreement supersedes any prior employment agreement or understandings, written or verbal between the Employer and the Employee and contains the entire understanding of the Employer and the Employee with respect to the subject matter hereof.

     (g) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS HEREOF, the parties have executed this Agreement all as of the day and year first above written.


                              ---------------------------------------
                              Gerald Greenwald


                              UAL CORPORATION


                              By:
                                 ------------------------------------